Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Select Energy Services, Inc. on Form S‑8 (Nos. 333‑217561, 333‑221282 and 333‑222816) and the Registration Statement of Select Energy Services, Inc. on Form S‑1 (No. 333‑222679) of our report dated November 22, 2016, with respect to the consolidated financial statements of SES Holdings, LLC, for the year ended December 31, 2015 appearing in the Annual Report on Form 10‑K of Select Energy Services, Inc. for the year ended December 31, 2017.

/s/ PANNELL KERR FORSTER OF TEXAS P.C.

Houston, Texas
March 19, 2018